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                                                     PRIVILEGED AND CONFIDENTIAL
                                                     STRICTLY CONFIDENTIAL

                                                  Exhibit 4.18

VIATEL HOLDING (BERMUDA) LIMITED
EBT CONTRIBUTION COVENANT

[NAME] DEPENDENT TRUST

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Contents

CLAUSE                                                                               PAGE
1.   DEFINITIONS..................................................................     1

2.   CONTRIBUTION TO THE EBT......................................................    17

3.   CALCULATION OF EQUITY VALUE AND TRANSACTION VALUE............................    24

4.   CESSATION OF EMPLOYMENT OF THE RELEVANT EMPLOYEE.............................    27

5.   PAYMENT OF PARTIAL LIQUIDITY CONTRIBUTIONS, CONTRIBUTIONS AND ADDITIONAL
     CONTRIBUTIONS WHERE CONSIDERATION IS PAYABLE OTHERWISE THAN IN CASH..........    28

6.   FULL LIQUIDITY EVENT.........................................................    30

7.   PARTIAL LIQUIDITY EVENT......................................................    30

8.   MULTIPLE LIQUIDITY EVENTS....................................................    31

9.   REORGANISATION...............................................................    32

10.  ADMINISTRATION...............................................................    32

11.  CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999.................................    32

12.  GOVERNING LAW................................................................    32

13.  DISPUTE RESOLUTION...........................................................    33

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                           EBT CONTRIBUTION COVENANT

This covenant is entered into on the 19 day of July 2005

BETWEEN:

(i) VIATEL HOLDING (BERMUDA) LIMITED (Company number 31325) whose registered office is at Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda (the "COMPANY"); and

(ii) EB TRUSTEES LIMITED whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey JE4 9WG as trustee of the VTL Employee Benefit Trust (the "TRUSTEE").

WHEREAS:

(A) The Company wishes to covenant with the Trustee to make certain contributions to the VTL Employee Benefit Trust on the terms set out in this covenant.

(B) The Trustee wishes to accept the contributions from the Company on the terms set out in this covenant.

1.    DEFINITIONS

1.1 In this covenant, except where the context otherwise requires, the words and expressions set out below shall bear the following respective meanings, namely:

        "ADDITIONAL                 the amount (if any) to be paid by the
        CONTRIBUTION(S)"            Company to the Trustee in relation to a Full
                                    Liquidity Event calculated in accordance with clause 2.6;

        "ADDITIONAL PERCENTAGE      the meaning given to it in clause 2.6;
        CONTRIBUTION"

        "AFFILIATE"                 in relation to a company any other company
                                    Controlling, Controlled by or under common
                                    Control with, that company and "AFFILIATED" shall be construed accordingly;

        "BOARD" the board of directors of the Company from time to time;

        "BUSINESS DAYS"             all days excluding Saturdays, Sundays and
                                    any day on which the London Stock Exchange

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                                    is closed for the transaction of business;

        "CAUSE"                     the meaning set out in clause 4.2.1;

        "CHANGE OF CONTROL"         (a)   with respect to the Company, the
                                          Company ceasing to be Controlled
                                          directly or indirectly by the
                                          Investors (it being understood that
                                          the transfer by one or more Investors
                                          of shares that leaves such Investor or
                                          other Investors (on a Fully Diluted
                                          Basis) with Control of the Company
                                          does not constitute a Change of
                                          Control of the Company); and

                                    (b)   with respect to a Subsidiary, such
                                          Subsidiary ceasing to be Controlled by
                                          the Company;

         "CLOSING DATE"             21 April 2004;

         "CONTRIBUTION"             the amount (if any) to be paid by the
                                    Company to the Trustee in relation to a Full
                                    Liquidity Event calculated in accordance with clauses 2.4 and 2.5;

        "CONTROL"                   in relation to a company:

                                    (a)   a person shall be taken to have
                                          control of a company if he exercises,
                                          or is able to exercise or is entitled
                                          to acquire, direct or indirect control
                                          over the company's affairs, and in
                                          particular, but without prejudice to
                                          the generality of the preceding words,
                                          if he possesses or is entitled to
                                          acquire:

                                          (i)   the greater part of the share
                                                capital or issued share capital
                                                of the company or of the voting
                                                power in the company; or

                                          (ii)  such part of the issued share

                                       2
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                                                capital of the company as would,
                                                if the whole of the income of
                                                the company were in fact
                                                distributed among the
                                                shareholders entitle him to
                                                receive the greater part of the
                                                amount so distributed; or

                                          (iii) such rights as would, in the
                                                event of the winding-up of the
                                                company or in any other
                                                circumstances, entitled him to
                                                receive the greater part of the
                                                assets of the company which
                                                would then be available for
                                                distribution among the
                                                shareholders;

                                    (b)   where two or more persons together
                                          satisfy any of the conditions of
                                          paragraph (a) above, they shall be
                                          taken to have control of the company;

                                    (c)   for the purposes of paragraph (a)
                                          above a person shall be treated as
                                          entitled to acquire anything which he
                                          is entitled to acquire at a future
                                          date, or will at a future date be
                                          entitled to acquire;

                                    (d)   for the purposes of paragraphs (a) and
                                          (b) above, there shall be attributed
                                          to any person any rights or powers of
                                          a nominee for him, that is to say, any
                                          rights or powers which another person
                                          possesses on his behalf or may be
                                          required to exercise on his direction
                                          or behalf; and

                                    (e)   for the purposes of paragraphs (a) and
                                          (b) above, there may also be
                                          attributed to any person all the
                                          rights and powers of any company or
                                          companies of which he has control,
                                          including those

                                       3
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                                          attributed to a company under
                                          paragraph (d) above,

                                    and "Controlled" shall be construed
                                    accordingly;

        "CONTROLLING SUBSIDIARY"    any Subsidiary of the Company which owns or
                                    controls all or substantially all of the assets of the Group;

        "DATE OF CESSATION"         the date on which a Relevant Employee ceases
                                    to be an employee of any member of the Group and does not immediately become an employee of another member of the Group;

        "DEPENDENT TRUST"           that part of the Trust Fund held on distinct
                                    trust for the Relevant Employee and his
                                    family;

        "DETERMINATION DATE"        the meaning given to it in clause 3.5 or
                                    3.6, as appropriate;

        "DILUTIVE ISSUE"            the issue of shares in the Company such that
                                    on a Fully Diluted Basis no one Investor or group of Investors collectively, holds a Significant Interest in the Company;

        "DISTRIBUTION"              following a conversion of the Viatel
                                    Convertible Notes (i) the pro rata
                                    distribution of any of the Company's assets in cash or otherwise to the holders of all of the common stock of the Company including
                                    (without limitation) by way of repurchase, redemption or cancellation of shares; or
                                    (ii) the non-pro rata purchase or redemption of common stock of the Company from one or more Investors (in a transaction not made available to all holders of common stock);

        "EBT" the VTL Employee Benefit Trust as established by the Company on -, - 2005;

        "EQUITY VALUE"              the meaning set out in clause 3.1;

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        "EXCHANGE RATE"             with respect to a particular currency on a
                                    particular date, the closing mid-point rate for the conversion of that currency into US Dollars on that date as set out in the London edition of the Financial Times first published after that date;

        "FLOTATION"                 the Company or a Controlling Subsidiary
                                    effecting a Listing (including the transfer of shares in the Company or a Controlling
                                    Subsidiary to a Listed Entity (other than a Qualified Transferee) and the amalgamation or merger of the Company with a Listed
                                    Entity or the subsidiary of a Listed Entity
                                    (in either cash not being a Qualified
                                    Transferee) in circumstances which do not constitute a Sale solely by virtue of the fact that following the transfer of such shares, amalgamation or transfer the
                                    Investors Control the Listed Entity (and if relevant, its subsidiary);

        "FULL LIQUIDITY EVENT"      the meaning set out in clause 6;

        "FULLY DILUTED BASIS"       means that all securities of an entity
                                    convertible into, or exchangeable or
                                    exercisable for, ordinary shares of that entity have been so converted, exchanged or exercised and such ordinary shares have been issued;

        "FURTHER CONTRIBUTION(S)"   any payment made or to be made by the
                                    Company to the Trustee, in accordance with clause 2.8;

        "GOOD REASON"               the meaning set out in clause 4.2.2;

        "GROUP" the Company and any Subsidiary of the Company or, where the context permits, any one or more of them, and references to "member of the Group" shall be construed accordingly;

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        "INVESTMENT AGREEMENT"      the investment and note purchase agreement
                                    entered into by the Company and others on 21
                                    April 2004;

        "INVESTORS"                 the Purchasers (as such term is defined in
                                    the Investment Agreement);

        "LIQUIDATION"               in relation to a company, the entry of a
                                    winding up order by a court having
                                    jurisdiction or the passing of a resolution by the shareholders of the company, for the solvent winding up of the company;

        "LIQUID CONSIDERATION"      cash equivalents and shares of a Listed
                                    Entity which (a) are not subject to any
                                    restrictions on sale and (b) have an average monthly trading volume at the Determination
                                    Date sufficient so that in the view of the Board, the Investors are likely to be able to dispose of all such shares received as consideration or otherwise in connection with a Full Liquidity Event or Partial
                                    Liquidity Event without adversely affecting the average trading price thereof;

        "LISTED ENTITY"             any company which has effected a Listing and
                                    continues to be Listed;

        "LISTING"                   in relation to a company:

                                    (a)   a public offering for cash of an
                                          amount of that company's shares equal
                                          to at least 20% of the issued share
                                          capital of that company where,
                                          following such offering, the shares of
                                          the company are registered with the US
                                          Securities and Exchange Commission
                                          pursuant to the Securities and
                                          Exchange Act 1934 or traded on a US
                                          securities exchange or in the National
                                          Association of Securities Dealers
                                          Automated Quotation System (NASDAQ);
                                          or

                                       6
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                                    (b)   the admission of any part of the share
                                          capital of that company to listing on
                                          the Official List of the UK Listing
                                          Authority and to trading on the London
                                          Stock Exchange plc's market for listed
                                          securities; or

                                    (c)   the admission of any part of the share
                                          capital of that company to trading on
                                          any other securities exchange;

                                    in any case, following a resolution of the board of the relevant company, to pursue such a Listing, and "LISTED" shall be construed accordingly;

        "MATERIAL ASSET"            on any date, any asset(s) or undertaking of
                                    a member of the Group where:

                                    (a)   the amount payable on the transfer of
                                          such asset(s) or undertaking exceeds
                                          US$10 million; or

                                    (b)   such asset(s) or undertaking represent
                                          10% or more of the net assets of the
                                          entire Group (as shown in the audited
                                          consolidated accounts of the Group
                                          last published prior to that date); or

                                    (c)   the board of the Company determines
                                          that such assets or undertaking should
                                          otherwise be classed as material in
                                          the context of the business of the
                                          Group as a whole for the purposes of
                                          this covenant;

                                    and the following shall in any event (but without limitation) constitute `Material Assets' notwithstanding and without prejudice to paragraphs (a) to (c) above:

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                                    (i)   the asset(s) and undertaking
                                          comprising the Group's
                                          telecommunications network in any
                                          single country in Europe (as of the
                                          Closing Date), including (without
                                          limitation) ducts, cables, rights of
                                          way, easements, indefeasible rights of
                                          use, points of presence, co-location
                                          facilities and repeater stations;

                                    (ii)  the asset(s) and undertaking
                                          comprising the Group's commercial
                                          operations in the UK or Switzerland or
                                          in the whole of Europe including
                                          (without limitation) contracts for the
                                          supply of communications services;

        "MATERIAL SUBSIDIARY"       any Subsidiary of the Company which owns a
                                    Material Asset;

        "MAXIMUM ADDITIONAL         the maximum percentage of Equity Value used
        PERCENTAGE CONTRIBUTION"    to calculate the amount of any Additional
                                    Contribution due to the EBT pursuant to
                                    clause 2.6;

        "MAXIMUM PERCENTAGE         the maximum percentage of Equity Value used
        CONTRIBUTION"               to calculate the amount of any Contribution
                                    due to the EBT pursuant to clause 2.4;

        "PARTIAL LIQUIDITY          the amount (if any) paid or to be paid by
        CONTRIBUTION"               the Company to the Trustee in relation to a
                                    Partial Liquidity Event calculated in
                                    accordance with clause 2.7;

        "PARTIAL LIQUIDITY EVENT"   the meaning set out in clause 7;

        "PAYMENT DUE DATE"          the tenth Business Day following a
                                    Determination Date;

                                       8
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        "POST-FLOTATION TRANSFER"   following a Flotation of the Company or a
                                    Controlling Subsidiary, a transfer by the Investors (or any one or more of them) of common stock in the Company or a transfer by the Company of shares in a Controlling Subsidiary, in either event to a person or to an entity that is not a Qualified Transferee the proceeds of which are either:

                                    (a)   together, equal to or in excess of
                                          $10 million; or

                                    (b)   when aggregated with the proceeds of
                                          all previous transfers (to persons or
                                          entities that are not Qualified
                                          Transferees) of common stock of the
                                          Company or shares in the Controlling
                                          Subsidiary made by any of the
                                          Investors or the Company (as
                                          appropriate) following such Flotation,
                                          equal to or in excess of $10 million;

                                    and so that (for the avoidance of doubt) any transfer of common stock by any Investor or shares by the Company (as appropriate) following a Flotation shall constitute a Post-Flotation Transfer if the aggregate proceeds of all previous transfers of common stock of the Company or shares of a Controlling Subsidiary (as appropriate) (to persons or entities that are not Qualified Transferees) by that Investor and/or any other Investor, or the Company (as appropriate) is equal to or in excess of $10 million;

        "QUALIFIED TRANSFEREE"      any Investor or any Affiliate of any
                                    Investor, but excluding any such Affiliate that is primarily involved in a line of business that is substantially different from the lines of business primarily engaged in by the Investor (and any parent entity of the Investor on a

                                       9
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                                    consolidated basis) with whom such Affiliate
                                    is Affiliated, it being understood that for this purpose the business of holding investments shall be deemed to be a business in which each Investor is primarily engaged;

        "RELEVANT DATE"             (a)   in relation to a Full Liquidity Event:

                                          (i)   by way of a Sale of the Company,
                                                the date of the transfer of the
                                                shares(s) which results in the
                                                occurrence of a Sale;

                                          (ii)  by way of a Liquidation of the
                                                Company, the date following
                                                commencement of the Liquidation
                                                on which the liquidator
                                                determines that a distribution
                                                of surplus assets of the Company
                                                can be made (without taking into
                                                account the provisions of this
                                                covenant);

                                    (b)   in relation to a Partial Liquidity
                                          Event:

                                          (i)   by way of the transfer (to a
                                                person or entity that is not a
                                                Qualified Transferee) of a
                                                Material Asset followed by a
                                                Distribution of proceeds, the
                                                date of the Distribution of the
                                                proceeds in connection with such
                                                transfer;

                                          (ii)  by way of the Liquidation of a
                                                Material Subsidiary followed by
                                                a Distribution of the proceeds
                                                of the Liquidation, the date of
                                                Distribution of such proceeds in
                                                connection with such
                                                Liquidation;

                                          (iii) by way of a Post-Flotation
                                                Transfer of shares in a
                                                Controlling Subsidiary (to a
                                                person or entity

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                                                that is not a Qualified
                                                Transferee) followed by a
                                                Distribution of the proceeds of
                                                such transfer, the date of the
                                                Distribution of the proceeds in
                                                connection with such
                                                Post-Flotation Transfer;

                                          (iv)  by way of a Tag-Along
                                                Transaction, the date of the
                                                transfer of the relevant shares;

                                          (v)   by way of a Post-Flotation
                                                Transfer of shares in the
                                                Company, the date of the
                                                transfer of the relevant shares;

                                          (vi)  by way of an amalgamation or
                                                merger of the Company under
                                                clause 7.1.5, the date on which
                                                the amalgamation or merger takes
                                                place;

                                    and, for the avoidance of doubt, more than one Relevant Date can occur in relation to a Partial Liquidity Event in accordance with the provisions of clause 3.4;

        "RELEVANT EMPLOYEE"         [NAME];

        "REMUNERATION COMMITTEE"    the remuneration committee of the board of
                                    Directors of the Company as duly authorised from time to time;

        "REORGANISATION"            (a)   any amalgamation or merger for
                                          internal reorganisation purposes of
                                          the Company with another body
                                          corporate (other than where the
                                          Company is the principal surviving or
                                          remaining body corporate);

                                    (b)   any reorganisation of the Company as
                                          a result of which all or part of the

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                                          business of the Group becomes
                                          Controlled by a new company which is
                                          not currently a member of the Group,
                                          but which is itself Controlled by the
                                          Investors (whether alone or together
                                          with any other persons) in the same or
                                          substantially the same proportions as
                                          the Investors hold or would hold
                                          shares in the Company, on a Fully
                                          Diluted Basis, immediately prior to
                                          the reorganisation; or

                                    (c)   the acquisition (other than by way
                                          of a subscription for shares) by a
                                          company (including, without
                                          limitation, a Listed Entity) of shares
                                          in the Company or an amalgamation or
                                          merger of the Company with another
                                          company in circumstances which do not
                                          constitute a Sale by virtue of the
                                          fact that following the transfer,
                                          merger or amalgamation, given the
                                          shareholding structure of the
                                          acquiring company or surviving entity,
                                          either there has been no effective
                                          Change of Control of the Company or
                                          the Investors retain a Significant
                                          Interest in the acquiring company, or
                                          surviving entity; or

                                    (d)   a Dilutive Issue,

                                    but notwithstanding the foregoing, no
                                    amalgamation, reorganisation, acquisition, issue or other transaction that constitutes a Reorganisation shall, unless the Board determine otherwise in accordance with clause 8, also constitute a Partial Liquidity Event or a Full Liquidity Event and no amalgamation, reorganisation, acquisition, issue or other transaction that constitutes a Partial Liquidity Event or a Full Liquidity Event

                                       12
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                                    shall, unless the Board determines otherwise
                                    in accordance with clause 8, also constitute a Reorganisation;

        "SALE" in relation to the Company, the transfer by one or more Investors of shares by way of Tag-Along Transaction or a Post-Flotation Transfer or the amalgamation or merger of the Company with another company, or other sale of shares following a Tag-Along Transaction or amalgamation or merger (in one transaction or as a series of related transactions) as a result of which:

                                    (a)   there is a Change of Control of the
                                          Company following which, no one
                                          Investor, or group of Investors
                                          collectively, holds a Significant
                                          Interest in the Company (or, following
                                          an amalgamation or merger, in the
                                          surviving entity); or

                                    (b)   (in the event of a transfer of shares
                                          following the previous occurrence of a
                                          Change of Control of the Company which
                                          does not constitute a Sale under
                                          paragraph (a) above) no one Investor,
                                          or group of Investors collectively,
                                          holds a Significant Interest in the
                                          Company (or, following an amalgamation
                                          or merger, in the surviving entity);

        "SERVICE AGREEMENT"         the service agreement between the Relevant
                                    Employee and [the Company][VTL UK Limited] dated [date];

        "SHAREHOLDER"               in relation to the Company, the holders of
                                    shares in the Company;

        "SHARES" any shares or common stock in a company and any right to acquire or convert any

                                       13
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                                    security into, shares or common stock in a
                                    company;

        "SHAREHOLDERS' AGREEMENT"   the shareholders' agreement entered into by
                                    the Company and others on 21 April 2004;

        "SIDE LETTER"               the letter of even date herewith between the
                                    Company and the Trustee;

        "SIGNIFICANT INTEREST"      in relation to a company, the holding of or
                                    the ability to be able to exercise or to acquire direct or indirect control over, more than 20% of the voting rights attaching to that company's shares on a Fully Diluted
                                    Basis;

        "SUBSIDIARY"                a subsidiary undertaking as defined in
                                    section 258 of the Companies Act 1985;

        "TAG-ALONG TRANSACTION"     a sale of shares to a person or entity that
                                    is not a Qualified Transferee that triggered
                                    (or would have been capable of triggering) any of the "tag-along" rights as set out in
                                    Section 3.4(a) or 3.4(d) of the
                                    Shareholders' Agreement;

        "TAXES ACT"                 the Income and Corporation Taxes Act 1988;

        "TRANSACTION VALUE"         the meaning set out in clause 3.2;

        "TRANSACTION VALUE          at any date, the aggregate of the
        THRESHOLD"                  Transaction Values of all Partial Liquidity
                                    Events with Relevant Dates on or prior to such date being equal to or exceeding $100 million;

        "TRANSFER"                  (in relation to any asset) the direct or
                                    indirect transfer of that asset (and for the avoidance of doubt, but without limitation, reference to an asset shall include a share) whether by way of sale, gift, holding on trust and whether at law or in equity, including in the case of a share, an agreement to exercise generally the voting rights attaching to that share at the direction of any third party, but excluding
                                    (a) the grant of a

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                                    revocable proxy with regard to any share;
                                    and (b) the grant, release or exercise of any security granted over any asset for the purposes of securing a monetary obligation (it being understood that a Flotation cannot of itself be a "transfer" and the transfer of shares in an entity shall only constitute a "transfer" of that entity (as distinct from the shares) if such transfer of shares results in a Change of Control of that entity);

        "TRIGGER DATE"              (a)   in relation to a Full Liquidity Event:

                                    (i)   by way of a Sale of the Company, the
                                          date of the transfer of the share(s)
                                          which result in the occurrence of a
                                          Sale;

                                    (ii)  by way of a Liquidation of the
                                          Company, the date on which the
                                          resolution to wind the Company up is
                                          passed by the shareholders or the date
                                          on which an order to wind up the
                                          Company is granted, whichever is the
                                          earlier; and

                                    (b)   in relation to a Partial Liquidity
                                          Event:

                                    (i)   by way of the transfer of a Material
                                          Asset, the date of disposal of such
                                          asset;

                                    (ii)  by way of the Liquidation of a
                                          Material Subsidiary the date on which
                                          the resolution to wind up the company
                                          is passed by the shareholders or the
                                          date on which an order to wind up the
                                          company is granted, whichever is the
                                          earlier;

                                    (iii) by way of a Post-Flotation Transfer of
                                          shares in a Controlling Subsidiary the
                                          date of the transfer of such shares;

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                                    (iv)  by way of a Tag-along Transaction, the
                                          date of the relevant transfer of
                                          shares;

                                    (v)   by way of a Post-Flotation Transfer of
                                          shares in the Company, the date of the
                                          relevant transfer of shares; and

                                    (vi)  by way of an amalgamation or merger of
                                          the Company under clause 7.1.5, the
                                          date on which the amalgamation or
                                          merger takes place;

        "TRUST FUND"                the meaning given to it under the EBT;

        "VIATEL CONVERTIBLE NOTES"  the Viatel Holding (Bermuda) Limited 8%
                                    Convertible Senior Secured Notes due 2014;
                                    and

        "WAIVER"                    the form of Waiver set forth in Annex A
                                    hereto.

1.2   In this covenant:

        1.2.1 any reference to a statutory or regulatory provision shall be deemed to include that provision as it may from time to time be amended or re-enacted, and, wherever the context so admits or requires, the singular shall include the plural and vice versa and the masculine shall include the feminine;

        1.2.2 "PARENT UNDERTAKING" shall have the meaning ascribed to it in section 258 of the Companies Act 1985;

        1.2.3 reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to whatever most closely approximates in that jurisdiction to the relevant English legal term;

        1.2.4 any phrase introduced by the terms "INCLUDE", "INCLUDING", "IN PARTICULAR" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

        1.2.5 a reference to a company shall be to a body corporate, whenever incorporated.

1.3 Any reference in this covenant to a sum expressed in $ (US Dollars), in the context of any sum denominated in any other currency (such as for example, but without limitation, a

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      reference to the proceeds of sale of shares exceeding a sum in US Dollars)
      shall be converted into US Dollars at the Exchange Rate on the relevant date. In the case of any value required to be converted into US Dollars for the purposes of calculating the Transaction Value or Equity Value or the amount of a Partial Liquidity Contribution or Contribution or Additional Contribution, if appropriate, due following a Partial Liquidity Event or a Full Liquidity Event, the relevant date shall be the Relevant Date in relation to such Partial Liquidity Event or Full Liquidity Event.

2.    CONTRIBUTION TO THE EBT

2.1 The Company hereby undertakes, subject to the provisions of clause 5, that on or prior to any Payment Due Date, it will make a Partial Liquidity Contribution (if the Payment Due Date relates to a Partial Liquidity Event) or a Contribution and, if applicable, an Additional Contribution (if the Payment Due Date relates to a Full Liquidity Event) in cash to the Trustee, as trustee of the EBT, calculated in accordance with the terms of this covenant. The Trustee hereby declares itself trustee of the benefit of this covenant to hold the same for the benefit of the persons who are the beneficiaries under the terms of the EBT, in accordance with the terms of the EBT. Notwithstanding any other term of this covenant:

      2.1.1 if neither a Partial Liquidity Event nor a Full Liquidity Event has occurred by 21 April 2014 no Partial Liquidity Contribution or Contribution or Additional Contribution will be made to the Trustee and in this event this covenant shall terminate on 21 April 2014;

      2.1.2 no Partial Liquidity Contribution or Contribution or Additional Contribution shall be made with respect to any transaction or event with respect to which the Relevant Date is after 21 April 2014; and

      2.1.3 no Partial Liquidity Contribution or Contribution or Additional Contribution will be made with respect to any Relevant Employee who has not executed and delivered the Waiver on or prior to 10 Business Days after the date of this covenant.

2.2 Notwithstanding anything to the contrary in this covenant, the obligations of the Company under clause 2.1 above shall be alternative to and not additional to the obligations of [the Company] [VTL UK Limited] ("EXISTING OBLIGATIONS") under clause [ ] of the Service Agreement. If the Existing Obligations remain in full force and effect, the Company shall not be liable to make any payment under clause 2.1 above.

2.3 The Trustee agrees that any Partial Liquidity Contribution, Contribution (and, if applicable, any Additional Contribution) made by the Company under this covenant will immediately be transferred by the Trustee to the [NAME] Dependent Trust and will be held by the Trustee in accordance with the terms of that trust.

2.4 In relation to a Full Liquidity Event the amount of the Contribution will depend on:

      2.4.1 the Equity Value at the Relevant Date of the Full Liquidity Event and will be calculated as a percentage of such Equity Value as follows:

EQUITY VALUE US$                 MAXIMUM PERCENTAGE CONTRIBUTION
---------------------            -------------------------------
Less than 100 million                           0
100 million
350 million or more

            and the Maximum Percentage Contribution used to calculate the amount of Contribution due where the Equity Value is greater than $US100 million, but less than US$350 million, shall be pro rated on a straight line basis; and

      2.4.2 whether the Relevant Employee has ceased to be an employee of a member of the Group (and has not immediately become an employee of another member of the Group) prior to the Trigger Date relating to the Full Liquidity Event, in which case, only a proportion of the Contribution otherwise due will be deemed to have vested, as follows:

                                                      AMOUNT OF MAXIMUM
                                                   PERCENTAGE CONTRIBUTION
TRANCHE               DATE OF CESSATION                  WHICH VESTS
-------        ------------------------------      -----------------------
1              prior to 21 April 2005                         1/3
2              21 April 2005 to 20 April 2006                 2/3
3              on or after 21 April 2006                      3/3

            SAVE that:

            (a) in the event of the cessation of employment of the Relevant Employee due to one of the reasons set out in clause 4.1, the vesting of the entitlement to a Contribution shall be accelerated as set out in clause 4.1; and

            (b) in the event that there has been a Change of Control of the Company on or prior to the Date of Cessation the entitlement to a Contribution shall be accelerated in full so that the whole amount of the Contribution (if any) shall be payable on any Full Liquidity Event with a Trigger Date on or following such Date of Cessation; and

      2.4.3 whether any Partial Liquidity Contributions have previously been made in connection with a Partial Liquidity Event or any other Further Contributions have been made under clause 2.8 (other than Further Contributions made under clause 2.8 which are not linked to a Partial Liquidity Event) and the Trustee has exercised its discretion and passed such payments to the Dependant Trust, in which case there shall be deducted from the Contribution due in relation to the Full Liquidity Event, the aggregate of all previous Partial Liquidity Contributions (if any) and any such Further Contributions made under clause 2.8. For the avoidance of doubt, if a payment has been made to the Trustee pursuant to clause 2.8 in connection with a Partial Liquidity Event, but at the Relevant Date of the Full Liquidity Event, such payment has not been transferred in its entirety to the Dependent Trust then payment shall, for the purposes of this clause and clause 2.5, be deemed to have been made into each dependent trust held by the Trustee for the benefit of employees of the Company and their families in force at that time, in accordance with any letter of wishes given by the Company to the Trustee in respect of such payment and, in the absence of any such letter, into each such dependent trust pro rata based on prior contributions.

2.5 For the avoidance of doubt, the Relevant Employee does not need to be an employee of any member of the Group at the Relevant Date, the Determination Date or the Payment Due Date, in relation to any Full Liquidity Event in order for the full amount of any Contribution to become payable pursuant to this covenant, provided that either he was an employee of any member of the Group at the Trigger Date relating to such Full Liquidity Event or, if he has ceased to be an employee at the Trigger Date, a Change of Control had occurred on or prior to the Date of Cessation. If the Relevant Employee has ceased to be an employee of a member of the Group (and does not immediately become an employee of another member of the Group) prior to the Trigger Date in relation to a Full Liquidity Event (and no Change of Control had occurred prior to the Date of Cessation), the amount of the Contribution to be made after the Date of Cessation in relation to such Full Liquidity Event, will be calculated as follows:

      [(A x B) x E] - C

      where:

      A  =  the Maximum Percentage Contribution applicable to that Full
            Liquidity Event, in accordance with clause 2.4.1;

      B = the fraction of the Maximum Percentage Contribution which has vested in accordance with clause 2.4.2 at the Date of Cessation (subject to any acceleration pursuant to clause 2.4.2);

      C = the aggregate of all previous Partial Liquidity Contributions (if any) made to the Trustee in respect of such Relevant Employee prior to the Relevant Date of that Full Liquidity Event, as a result of any previous Partial Liquidity Events and any other Further Contributions made under clause 2.8 (other than Further Contributions not linked to a Partial Liquidity Event) and in respect of which the Trustee has exercised its discretion to transfer such payment into the Dependent Trust (or is deemed to have done so pursuant to clause 2.4.3); and

      E  =  the Equity Value applicable to that Full Liquidity Event.

2.6   Additional Contributions

      2.6.1 In addition, the Company may, following the first anniversary of the Closing Date and any subsequent anniversary of the Closing Date, as appropriate at the discretion of the Remuneration Committee (after recommendations by the Chief Executive Officer of the Company) and dependent upon the Relevant Employee having achieved objectives and performance standards during the 12 months from the Closing Date and/or during any subsequent 12 month period for the duration of the Service Agreement, determine that, on a Full Liquidity Event, an Additional Contribution will be made. Any such Additional Contribution will be calculated as a percentage of the Equity Value at the Relevant Date of a Full Liquidity Event. The Board shall send a written notice to the Trustee within 10 Business Days of such a determination informing the Trustee that an award under this clause
            2.6.1 has been made and the applicable percentage range (within the maximum ranges set out below) for the purposes of calculating any Additional Contribution due ("ADDITIONAL PERCENTAGE Contribution"). The total of all awards of an Additional Percentage Contribution under this clause 2.6.1 shall be within the following maximum aggregate Additional Percentage Ranges:

                                           MAXIMUM ADDITIONAL PERCENTAGE
EQUITY VALUE US$                                   CONTRIBUTION
---------------------                      -----------------------------
Less than 100 million                                    0
100 million
350 million or more

            and the Maximum Additional Percentage Contribution and/or the Additional Percentage Contribution used to calculate the amount of Additional Contribution due where the Equity Value is greater than US$100 million but less than US$350 million, shall be pro rated on a straight line basis. Additional Percentage Contributions where awarded, shall be fully vested on the date on which the Board determines that an Additional Percentage Contribution shall be made.

      2.6.2 For the avoidance of doubt, the Relevant Employee does not need to be an employee of any member of the Group at the Relevant Date, the Determination Date or the Payment Due Date in relation to any Full Liquidity Event in order for the amount of any Additional Contribution awarded under this paragraph 2.6 to become payable, provided that he was an employee of any member of the Group at the Trigger Date relating to such Full Liquidity Event or, if he has ceased to be an employee at the Trigger Date, a Change of Control of the Company had occurred on/or prior to the Date of Cessation.

2.7   In relation to a Partial Liquidity Event:

      2.7.1 the amount of the Partial Liquidity Contribution shall depend on whether, at the Relevant Date in relation to that Partial Liquidity Event, the Transaction Value Threshold has been met or exceeded, in which case the Partial Liquidity Contribution shall be calculated as follows:

            {[X x (Y + Z)] x TV} - PC

            where:

            X = 60% in relation to all Partial Liquidity Events where the aggregate of the Transaction Value relating to that Partial Liquidity Event and the Transaction Values of all previous Partial Liquidity Events does not exceed US$200 million, and 100% in relation to all Partial Liquidity Events where the aggregate of the Transaction Value relating to that Partial Liquidity Event and the Transaction Values of all previous Partial Liquidity Events exceeds US$200 million;

            Y = in relation to a Partial Liquidity Event, the Maximum Percentage Contribution payable in relation to that Partial Liquidity Event pursuant to the table set out in clause 2.4.1 if "TV" (as defined below) were substituted for "Equity Value" and "Partial Liquidity Event" were substituted for "Full Liquidity Event" in such clause;

            Z = in relation to a Partial Liquidity Event, the aggregate of any Additional Percentage Contributions (if any have been awarded by the Board pursuant to clause 2.6.1) payable in relation to a Partial Liquidity Event pursuant to any awards made by the Board under clause 2.6.1, (for the avoidance of doubt subject to the Maximum Additional Percentage Contribution set out in the table in clause 2.6.1) as if "TV" (as defined below) were substituted for "Equity Value" and "Partial Liquidity Event" were substituted for "Full Liquidity Event" in clause 2.6.1;

            TV = in relation to any Partial Liquidity Event in respect of which the Transaction Value Threshold has been met or exceeded, the aggregate of the Transaction Value relating to that Partial Liquidity Event and the Transaction Values of all previous Partial Liquidity Events; and

            PC = in relation to a Partial Liquidity Event, the aggregate amount of all previous Partial Liquidity Contributions made to the Trustee pursuant to this clause 2.7 in respect of the Relevant Employee prior to the Relevant Date of that Partial Liquidity Event;

            and so that, for the avoidance of doubt, once the Transaction Value Threshold has been met or exceeded, a Partial Liquidity Contribution shall (subject to the other terms of this covenant) be payable in respect of all subsequent Partial Liquidity Events;

      2.7.2 if a Partial Liquidity Contribution is required to be made under clause 2.7.1, such Partial Liquidity Contribution shall be made whether or not the Relevant Employee has ceased to be an employee of any member of the Group at the Relevant Date or the Determination Date or the Payment Due Date so long as the Relevant Employee was employed by a member of the Group at the Trigger Date relating to that Partial Liquidity Event (and, if no Partial Liquidity Contributions have previously been made, at the Trigger Date relating to the most recent Partial Liquidity Event). Subject to the following provisions of this clause 2.7.2, no Partial Liquidity Contribution shall be made with respect to any Partial Liquidity Event, the Trigger Date of which occurs following the Date of Cessation of the Relevant Employee's employment. Notwithstanding the foregoing provisions of this clause 2.7.2, in the event that, pursuant to clause 3.4, there is more than one Relevant Date, more than one Determination Date, and more than one Payment Due Date in relation to any Partial Liquidity Event, then provided that the Relevant Employee was employed by a member of the Group at the Trigger Date relating to that Partial Liquidity Event he shall be entitled to receive all Partial Liquidity Contributions which become payable following any number of subsequent Relevant Dates relating to that same Partial Liquidity Event, except that such Relevant Employee shall not be entitled to receive payments with respect to any Partial Liquidity Event following the Relevant Date of a Full Liquidity Event.

2.8 In addition, the Company may, at the discretion of the Remuneration Committee (after recommendations by the Chief Executive Officer of the Company), make Further Contributions to the Trustee in such amounts as the Remuneration Committee, in its sole discretion, determines, such payments to be held on the terms of the EBT.

2.9   Side Letter Cap

      Notwithstanding anything to the contrary in this covenant:

      2.9.1 on any Partial Liquidity Event, the Company shall be under no obligation to make any payment in excess of the Partial Liquidity Contribution due under clause 2.7.1;

      2.9.2 on a Full Liquidity Event, the Company shall be under no obligation to make any payment in excess of the aggregate of the Maximum Percentage Contribution due under clause 2.4.1 and the Maximum Additional Percentage Contribution (if any) due under clause 2.6, minus, the amount of all previous Partial Liquidity Contributions; and:

      2.9.3 the Company shall not be under any obligation to make any payment to the Trustee under this covenant or otherwise to the extent that such payment together with any other payments made to the Trustee under or in connection with the EBT in relation to any Partial Liquidity Event or Full Liquidity Event would cause a violation of the provisions of paragraph 5 of the Side Letter ("SIDE LETTER CAP");

      provided that:

      (a) this clause 2.9 shall not prevent the Company in its discretion from making Further Contributions pursuant to clause 2.8 in relation to any Full Liquidity Event or Partial Liquidity Event as long as the Side Letter Cap is not exceeded or from making Further Contributions pursuant to clause 2.8 otherwise than in connection with any Full Liquidity Event or Partial Liquidity Event, irrespective of the Side Letter Cap; and

      (b) nothing in this covenant shall require the Trustee to repay any amounts previously received by it in respect of any Partial Liquidity Event occurring prior to any other Partial Liquidity Event or Full Liquidity Event.

3.    CALCULATION OF EQUITY VALUE AND TRANSACTION VALUE

3.1 For the purposes of this covenant and in relation to a Full Liquidity Event, "EQUITY VALUE" shall have the meaning as determined pursuant to and in accordance with Schedule 3 to the Investment Agreement (for the avoidance of doubt excluding the value of any shares no longer in issue due to their having been repurchased, redeemed or otherwise ceasing to be outstanding following the Closing Date), as adjusted to include the value of all Distributions made to shareholders since the Closing Date but prior to the Relevant Date in relation to such Full Liquidity Event, and subject to any further adjustments deemed to be equitable and necessary, in the complete discretion of the Board, in order to give effect to the intentions of all parties pursuant to the principles set out in this covenant (provided that such valuation and adjustments do not result in double counting). For the purposes of calculating Equity Value, the value of any non-cash Distribution or consideration received shall be calculated in accordance with clause 3.3.

3.2 For the purposes of this covenant the following terms shall have the following meanings:

      "TRANSACTION VALUE" shall mean the following, it being understood that in any case in which there is any ambiguity with respect to the proper determination of Transaction Value, it shall be in the discretion of the Board to determine the Transaction Value in a manner that operates fairly as between the Company and the Trustee:

      (a) with respect to a Partial Liquidity Event described in clauses 7.1.1 to 7.1.3 (inclusive) the aggregate amount of all Distributions (being an amount equal to the aggregate amount of all cash Distributions and the value (as determined in accordance with clause 3.3) of all non-cash Distributions) made by the Company in connection with such Partial Liquidity Event; and

      (b) with respect to a Partial Liquidity Event described in clauses 7.1.4 to 7.1.6 (inclusive) the aggregate of all of the Individual Transaction Values in relation to such Partial Liquidity Event;

            where:

            "INDIVIDUAL TRANSACTION VALUE" in relation to each Investor transferring shares or in the case of an amalgamation or merger, surrendering shares for consideration as envisaged by clause 7.1.5, as part of any Partial Liquidity Event, the Implied Value in relation to that transfer or surrender of shares by that Investor as part of that Partial Liquidity Event multiplied by the Applicable Fraction in relation to that transfer or surrender of shares by that Investor as part of that Partial Liquidity Event;

            "IMPLIED VALUE" shall mean in relation to the transfer or surrender of any shares of common stock by any Investor as part of any Partial Liquidity Event, the per common share consideration received by that Investor, net of all transaction and brokerage costs, and (subject to clause 3.4) net of the maximum amount of consideration due to that Investor that may be held back in any escrow arrangements, multiplied by the number of shares of common stock of the Company in issue at the date of such transfer or surrender, immediately prior to such transfer or surrender, on a Fully Diluted Basis; and

            "APPLICABLE FRACTION" shall mean a fraction, the numerator of which is the number of shares of common stock in the Company transferred or surrendered by that Investor on such Partial Liquidity Event, and the denominator of which is the total number of shares of common stock in the Company [in issue] on the date of such transfer or surrender, immediately prior to such transfer of surrender on a Fully Diluted Basis.

3.3 In the event that any part of the Distribution made in connection with a Partial Liquidity Event arising under clause 7.1.1, to 7.1.3 (inclusive) or the consideration received by any Investor in connection with a Partial Liquidity Event arising under clauses 7.1.4 to 7.1.6 (inclusive) consists of assets other than cash (excluding the right to be paid a sum in cash or receive a non-cash asset on a future date (whether or not, in the case of cash that sum is quantifiable on the Relevant Date) which rights shall be taken into consideration in accordance with the provisions of clause 3.4) the value of such assets shall be determined in good faith by the Board within 30 days of the Relevant Date.

3.4   In the event that:

      3.4.1 in relation to a Partial Liquidity Event arising under clauses 7.1.1 to 7.1.3 (inclusive), either:

            3.4.1.1  a Distribution is declared, but not immediately paid; or

            3.4.1.2 more than one Distribution is declared in relation to such Partial Liquidity Event; or

      3.4.2 in relation to a Partial Liquidity Event arising under clauses 7.1.4, 7.1.5 or 7.1.6 either:

            3.4.2.1 the consideration payable in relation to that Partial Liquidity Event includes a right to be paid a sum in cash or to receive a non-cash asset on a future date; or

            3.4.2.2 any amount of cash which is deducted from, or any assets which are withheld from, the amount payable or the assets transferred to, the relevant Investors and placed into escrow, is released from escrow to the relevant Investors;

      and, as a result of which either the shareholders of the Company or the relevant Investors (as applicable) receive additional cash or other assets on a future date ("DEFERRED PAYMENT") then each date or dates on which any such Deferred Payment becomes payable to the shareholders of the Company or the relevant Investors (as applicable) shall constitute an additional Relevant Date in relation to that Partial Liquidity Event and shall trigger an additional obligation on the Board to determine the Transaction Value in accordance with clause 3.5 as if such event constituted a separate Partial Liquidity Event (and an additional obligation of the Company to make an additional Partial Liquidity Contribution in relation to that Partial Liquidity Event) and, for the avoidance of doubt the payment of any cash or the transfer of any assets, released from any escrow or similar arrangements to any relevant Investors (whether before or after any subsequent Full Liquidity Event) shall trigger such obligations on the part of the Board and the Company. If, in accordance with the foregoing provisions of this clause 3.4, a release of additional consideration to Investors from an escrow (or similar) arrangement is made after a Full Liquidity Event, in calculating the additional Partial Liquidity Contribution due, the Equity Value of the Full Liquidity Event shall be taken into account when determining whether the Transaction Value Threshold has been met or exceeded, and for determining "X" for the purposes of clause 2.7.1. Notwithstanding the foregoing, if any payment that would be required to be made pursuant to this clause 3.4 after the Relevant Date of a Full Liquidity Event would have resulted in a reduction of the amount payable pursuant to clauses 2.4 and 2.5 if such payment pursuant to this clause 3.4 had been made prior to the Determination Date of such Full Liquidity Event, then such payment otherwise required by this clause 3.4 shall be reduced to the extent of such otherwise resulting reduction (but not below zero).

3.5 Subject to clause 3.6 within 30 days of the Relevant Date of a Full Liquidity Event or a Partial Liquidity Event (including, for the avoidance of doubt, each Relevant Date relating to the same Partial Liquidity Event pursuant to clause 3.4) the Board shall determine the Equity Value in accordance with clause 3.1 (with respect to Full Liquidity Events) or the Transaction Value in accordance with clauses 3.2 to 3.4 inclusive (with respect to Partial Liquidity Events), and shall give written notice of their determination to the Company and the Trustee within such 30-day period the date of such notice being, in each case, the "DETERMINATION Date" in relation to such Full Liquidity Event or Partial Liquidity Event, save in relation to (a) a Partial Liquidity Event in respect of which no Partial Liquidity Contribution is due by virtue of the fact that the Transaction Value Threshold has not been reached, in which case, the Determination Date in relation to that Partial Liquidity

      Event shall be the Determination Date (if any) of the first Partial Liquidity Event in respect of which a Partial Liquidity Contribution is made pursuant to clause 2.7; and (b) if the Full Liquidity Event is a Liquidation then the Determination Date shall be the date on which the Liquidator makes a distribution to shareholders of a substantial proportion of the assets available for distribution in the Liquidation.

3.6 In the event that a Full Liquidity Event also triggers an obligation to calculate Total Equity Value (as defined in the Viatel Convertible Loan Notes) then Equity Value shall be determined in accordance with the same procedure as is set out in Section 4.3(b) of the Viatel Convertible Notes for the determination of Total Equity Value (which, for the avoidance of doubt means that negotiations between the Board and the holders of the Viatel Convertible Notes shall, so far as they are relevant for the calculation of Equity Value, bind the Trustee) but adjusted as contemplated by clause 3.1 hereof, and the Board shall give written notice to the Company and the Trustee of the Equity Value, within 10 Business Days of the date on which the "EQUITY VALUE" is agreed or determined pursuant to such procedure and the date of such notice shall, unless such Full Liquidity Event is a Liquidation, constitute the "DETERMINATION DATE" in relation to that Full Liquidity Event. If the Full Liquidity Event is a Liquidation then the Determination Date shall be the date on which the Liquidator makes a distribution to shareholders of a substantial proportion of the assets available for distribution in the Liquidation.

4.    CESSATION OF EMPLOYMENT OF THE RELEVANT EMPLOYEE

4.1 If the Relevant Employee ceases to be an employee of a member of the Group (and does not immediately become an employee of another member of the Group) due to:

      4.1.1 the Company or another member of the Group terminating the Relevant Employee's employment without Cause; or

      4.1.2 the Relevant Employee terminating his employment for Good Reason; or

      4.1.3 the Relevant Employee's death or disability (disability for these purposes being as determined by the Remuneration Committee),

      the amount of the Maximum Percentage Contribution which shall be deemed to have vested (as contemplated by clause 2.4.2) in relation to a Full Liquidity Event, the Trigger Date of which occurs following the Date of Cessation but on or prior to 21 April 2014, shall be increased by assuming that the Relevant Employee's Date of Cessation falls into the "Tranche" immediately following the "Tranche" in which the Date of Cessation falls for the purposes of clause 2.4.2. Any part of the Maximum Percentage Contribution which does not vest in accordance with this clause 4.1 (or is not accellerated in accordance with clause 2.4.2(b)) shall lapse automatically at the Date of Cessation.

4.2   For the purpose of clause 4.1 above:

      4.2.1 "CAUSE" means (i) the grounds on which the Relevant Employee's employment may be summarily terminated without further payment to the Relevant Employee as set out in clause 11.4 of the Service Agreement; and/or (ii) the Relevant Employee's failure to satisfactorily perform (as determined by the CEO) the duties set out in his Service Agreement or assigned to him by the CEO or his immediate line manager and/or (iii) the Relevant Employee's failure to achieve the objectives assigned to him by the CEO or his immediate line manager.

      4.2.2 The Relevant Employee's employment will be terminated by him with "Good Reason" if he resigns in circumstances where the Company (or the Group Company which is his employer, if different) is in fundamental breach of its obligations under his Service Agreement such that on the balance of probabilities the circumstances of the resignation amount to constructive dismissal as determined within 15 Business Days of appointment by a barrister of at least 7 years' standing appointed jointly by the Company and the Relevant Employee. The cost of such appointment shall be paid by the Company if the barrister determines that on the balance of probabilities the circumstances did amount to constructive dismissal and otherwise by the Relevant Employee.

4.3 Subject to the provisions of clause 2.4.2(b), if the Relevant Employee ceases to be an employee of a member of the Group (and does not immediately become an employee of another member of the Group ) for any reason other than those set out in clause 4.1 above, the Trustee will be entitled, upon the Payment Due Date in relation to any Full Liquidity Event the Trigger Date of which occurs following the Date of Cessation but on or prior to 21 April 2014, to be paid (with respect to the Relevant Employee) only that part of the Maximum Percentage Contribution which has vested on or prior to the Date of Cessation and will be paid that amount by the Company in accordance with clause 2.1. In such event, any part of the Maximum Contribution in relation to a Full Liquidity Event which has not vested prior to such Date of Cessation shall lapse automatically at the Date of Cessation.

5. PAYMENT OF PARTIAL LIQUIDITY CONTRIBUTIONS, CONTRIBUTIONS AND ADDITIONAL CONTRIBUTIONS WHERE CONSIDERATION IS PAYABLE OTHERWISE THAN IN CASH

5.1   In the event that:

      5.1.1 a Partial Liquidity Event requiring a Partial Liquidity Contribution occurs; or

      5.1.2 a Full Liquidity Event occurs;

      and in any case, the amounts payable to the shareholders of the Company and/or relevant Investors (as applicable) in relation to such Partial Liquidity Event and/or Full Liquidity Event are not payable wholly in cash or Liquid Consideration ("NON-LIQUID PAYMENT") then the following provisions of this clause 5 shall apply.

5.2 To the extent that, in relation to any Full Liquidity Event or Partial Liquidity Event the amount payable to the shareholders of the Company and/or relevant Investors (as applicable) is payable in cash, then the same pro rata portion of the Partial Liquidity Contribution, in relation to a Partial Liquidity Event, or the Contribution (and, if applicable, Additional Contribution) in relation to a Full Liquidity Event shall be payable in cash.

5.3 To the extent that, in relation to any Full Liquidity Event or Partial Liquidity Event, the amount is to be satisfied by Liquid Consideration then:

      5.3.1 the Company shall use reasonable endeavours prior to the relevant Payment Due Date, to ensure that the Partial Liquidity Contribution, in relation to a Partial Liquidity Event, or the Contribution (and, if applicable, Additional Contribution) in relation to a Full Liquidity Event, can be satisfied entirely in cash; but

      5.3.2 if the Company having used reasonable endeavours to ensure payment in cash pursuant to clause 5.3.1 prior to the relevant Payment Due Date, is unable to do so on a basis reasonably satisfactory to the Board, then the Company shall be entitled to satisfy its obligation to make the Partial Liquidity Contribution, in relation to a Partial Liquidity Event or the Contribution (and, if applicable, Additional Contribution) in relation to a Full Liquidity Event, and the Trustee shall be bound to accept satisfaction of the Partial Liquidity Contribution, or the Contribution and, if applicable, Additional Contribution (as appropriate) by transfer into the EBT of such amount of the Liquid Consideration as has a value (in the discretion of the Remuneration Committee) equal to the amount of the Partial Liquidity Contribution or Contribution and, if applicable, Additional Contribution (as appropriate) which is not payable in cash pursuant to clause 5.2.

5.4 To the extent that in relation to any Full Liquidity Event or Partial Liquidity Event, the amount is to be satisfied by a Non-liquid Payment, then the Company shall satisfy its obligation to make the Partial Liquidity Contribution, in relation to a Partial Liquidity Event or the Contribution (and, if applicable, Additional Contribution) in relation to a Full Liquidity Event, and the Trustee shall be bound to accept satisfaction of the Partial Liquidity Contribution or the Contribution and, if applicable, Additional Contribution (as appropriate) by transfer into the EBT of (at the discretion of the Board) either: (a) such

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

      amount of the Non-liquid Payment as has a value (in the discretion of the Board) equal to the amount of the Partial Liquidity Contribution or Contribution and, if applicable, Additional Contribution (as appropriate) which is not payable in cash or Liquid Consideration pursuant to clauses
      5.2 and/or 5.3 and for the avoidance of doubt, if the Non-liquid Payment constitutes shares which are subject to restrictions on sale, the Trustee's entitlement hereunder shall be to receive such shares subject to equivalent restrictions on sale as those applicable to the shares received by the Company and/or the relevant Investors (as applicable); or (b) an amount of cash equal to the amount of such Partial Liquidity Contribution or Contribution and, if applicable, Additional Contribution (as appropriate).

5.5   Notwithstanding anything to the contrary in this covenant, neither:

      5.5.1 complying with the obligation to use "reasonable endeavours" in clause 5.3.1; nor

      5.5.2 any other provision of this covenant will oblige the shareholders of the Company, any of the Investors or any other person to incur costs, fees or expenses in connection with the conversion of any amount of Liquid Consideration into cash, which in the aggregate are in excess of 1% of the total value of that amount of Liquid Consideration.

6.    FULL LIQUIDITY EVENT

6.1 A Full Liquidity Event shall be the first occurrence of any of the following events:

      6.1.1 a Sale; or

      6.1.2 a Liquidation of the Company,

      and under no circumstances shall there be more than one Full Liquidity Event pursuant to this covenant.

7.    PARTIAL LIQUIDITY EVENT

7.1 A Partial Liquidity Event shall be the occurrence of any of the following events, in each case prior to a Full Liquidity Event:

      7.1.1 the transfer of any Material Asset including without limitation an amalgamation or merger of a Material Subsidiary, to or with a person or entity that is not a Qualified Transferee whether in one transaction or a series of related transactions (but excluding a transfer or amalgamation or merger by one member of the Group to another member of the Group) but only if followed by a Distribution of proceeds of such transfer to the Investors and/or (if appropriate as determined by the Board) their Qualified Transferees;

      7.1.2 the Liquidation of a Material Subsidiary followed by a Distribution of proceeds of such Liquidation to the Investors and/or (if appropriate as determined by the Board) their Qualified Transferees;

      7.1.3 a Post-Flotation Transfer of shares in a Controlling Subsidiary but only if followed by a Distribution of proceeds of such transfer to the Investors and/or (if appropriate as determined by the Board) their Qualified Transferees;

      7.1.4 a Tag-Along Transaction (which is not a Sale);

      7.1.5 an amalgamation or merger of the Company which is not a Sale but results in the receipt by Investors of proceeds as consideration in exchange for the surrender of common stock of the Company (it being understood that interests in the Company or in a successor thereto are not such proceeds, and an amalgamation or merger by which the Company is making an acquisition is not a Partial Liquidity Event); or

      7.1.6 a Post-Flotation Transfer of shares in the Company (which is not a Sale);

      and for the purposes of this covenant, and in accordance with clause 8, if an event or series of events could be classified as a Partial Liquidity Event under more than one sub-clause of this clause 7.1, the Board shall determine which, if any, subsection applies, but no event or series of events shall be deemed to constitute two or more separate Partial Liquidity Events simply because such event or series of events could be considered a Partial Liquidity Event under more than one such sub-clause. The Board shall have the responsibility to determine if an amalgamation or merger of the Company is one in which the Company is making an acquisition.

8.    MULTIPLE LIQUIDITY EVENTS

      In the event that more than one Event (as defined below) occurs as part of one single transaction or a series of closely connected transactions, then the Board shall determine which provisions of this covenant shall apply and, if necessary, any adjustment to the provisions of this covenant which should be made to ensure that the provisions of this covenant operate fairly as between the Company and the Trustee and for the avoidance of doubt but without limitation, shall be entitled (in its sole discretion) to find that a Partial Liquidity Event and a Reorganisation can both take place pursuant to this covenant and shall be entitled (in its sole discretion) to find that any particular Partial Liquidity Event is not also a Reorganisation. For the purposes of this clause 8, each or any of a Partial Liquidity Event, a Full Liquidity Event and a Reorganisation shall constitute an "EVENT".

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

9.    REORGANISATION

      In the event that at any time prior to a Full Liquidity Event a Reorganisation occurs, the Company shall (so far as it is legally able) ensure that the body corporate principally surviving or resulting from the Reorganisation, or the new holding company of the Group following the Reorganisation, ("NEWCO"), or, in the case of a Reorganisation under sub-paragraph (d) of the definition of Reorganisation, the Company, covenants to the Trustee on identical or substantially similar terms to the terms of this covenant (in any event, reasonably acceptable to the Board, taking into account the intentions of the parties to this covenant) so that the Relevant Employee should be in the same economic position (taking account of any ongoing obligations of any other entity that holds or retains assets of the Group and taking into account the principles of
      Section 3.1 hereof and Schedule 3 of the Investment Agreement) following the Reorganisation as he was before. Such covenant may be contingent upon the Company receiving a release (in form and substance reasonably acceptable to it) from all obligations (other than accrued obligations, unless these are also assumed by Newco) hereunder.

10.   ADMINISTRATION

10.1 Any notice or other document which the Company is required or may desire to give to the Trustee pursuant to this covenant shall be sufficiently given if delivered to it by post in a prepaid cover addressed to the Trustee at its registered office and if so sent shall be deemed to have been duly given on the date of posting.

10.2 Any notice or other document which the Trustee is required or may desire to give to the Company pursuant to this covenant shall be sufficiently given if delivered to it by post in a prepaid cover addressed to the Company at its registered office and if so sent shall be deemed to have been duly given on the date of posting.

11.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

      A person who is not the Trustee or a company who is not a member of the Group has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any provisions of this covenant.

12.   GOVERNING LAW AND COUNTERPARTS

12.1 This covenant is governed by and shall be interpreted in accordance with the laws of England.

12.2 This covenant may be executed in one or more counterparts, each of which when executed and delivered shall be an original but when taken together shall constitute one and the same instrument.

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

13.   DISPUTE RESOLUTION

13.1 The parties shall use their best efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this covenant (or its construction, validity or termination) (a "DISPUTE"). If a Dispute cannot be settled through negotiations by appropriate representatives of the Trustee and the Board then either party may give to the other a notice in writing (a "DISPUTE NOTICE"). Within seven days of the Dispute Notice being given the parties shall refer the Dispute to the chairman of the Board, in the case of the Company, and the managing director, in the case of the Trustee, who shall meet in order to attempt to resolve the dispute. If the Dispute is not settled by agreement in writing between the parties within 14 days of the Dispute Notice it shall be resolved in accordance with clauses 13.2 and 13.3.

13.2 If a Dispute is not successfully resolved in accordance with clause 13.1, such Dispute shall be referred to mediation in accordance with the Centre for Dispute Resolution ("CEDR") Model Mediation Procedure. The mediation shall be conducted by a single mediator appointed by mutual agreement, or (failing mutual agreement within seven days of a notice from either party to the other calling upon the other so to agree) by the CEDR/President of the London Chamber of Commerce. Both parties agree to co-operate fully with such mediator, provide such assistance as is necessary to enable the mediator to discharge his duties, and to bear equally between them the fees and expenses of the mediator.

13.3 If the Dispute is not settled by agreement in writing between the parties within 30 days after the appointment of a mediator, or such other period as the parties may agree, it shall be referred to a single arbitrator to be agreed between the parties. Failing such agreement within 30 days of the request by one party to the other that a matter be referred to arbitration in accordance with this clause such reference shall be to an arbitrator appointed by the President for the time being of the International Chamber of Commerce ("ICC") in London. The arbitration shall be conducted in London in the English language in accordance with the arbitration rules of the ICC in force at the date of this covenant. The decision of such arbitrator shall be final and binding upon the parties. Any reference under this clause shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996.

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

13.4 The parties shall keep confidential and not use for any collateral or ulterior purpose the subject matter of the arbitration and all information, documents and materials produced for, or arising in relation to, the arbitration including any award arising out of it except insofar as is necessary to implement and enforce any award or otherwise as required by law.

THIS COVENANT is entered into as a DEED and is executed and delivered by or on behalf of the parties on the date set out at the top of page one.

THE COMMON SEAL of                    )
VIATEL HOLDING (BERMUDA) LIMITED      )
was affixed to this Deed              )
in the presence of                    )

__________________________________
Authorised Person

__________________________________
Authorised Person

THE COMMON SEAL of                    )
EB TRUSTEES LIMITED                   )
was affixed to this Deed              )
in the presence of                    )

__________________________________
Authorised Person

__________________________________
Authorised Person

                                     ANNEX A

                            AGREED FORM WAIVER LETTER

I, [               ] of [                       ], hereby waive all and any
rights I may have to participate in an equity compensation plan as set out in
[                                 ] of my [service/employment] agreement
dated [             ] with [Viatel Holding (Bermuda) Limited/VTL (UK) Limited].

Executed and delivered as a deed on ________________ 2005

by: __________________________________

[               ]

Witnessed by:

______________________________________
Signature

______________________________________
Name

______________________________________
______________________________________
______________________________________
Address

______________________________________
Occupation

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